FIFTH AMENDMENT

TO

GENERAL AGENT SALES AGREEMENT

FIFTH AMENDMENT TO GENERAL AGENT SALES AGREEMENT, dated as of June 1st, 2015 by and between MONY LIFE INSURANCE COMPANY OF AMERICA (“MONY America”), an Arizona life insurance company, and AXA NETWORK, LLC and the additional affiliated entities of AXA Network, LLC executing this Agreement below (collectively, the “General Agent”).

MONY Life and the General Agent hereby modify and amend the General Agent Sales Agreement dated as of June 6, 2005 between them (the “Sales Agreement”) to establish the compensation rates payable by MONY America to the General Agent on sales of Incentive Life Legacy® III and BrightLife® Protect and BrightLife® Grow Survivorship indexed universal life (“SIUL”) products, effective from and after the date hereof, as more particularly set forth on the amended and restated Schedule 1 of Exhibit A attached hereto and made a part hereof.

Except as modified and amended hereby, the Sales Agreement is in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to General Agent Sales Agreement to be duly executed and delivered as of the day and year first above written.

MONY LIFE INSURANCE COMPANY OF AMERICA		AXA NETWORK, LLC

By:		By:
	Anders Malmstrom		Frank Massa
	Senior Executive Director and Chief Financial Officer		President and Chief Executive Officer

606876	1